                                                                     EXHIBIT 5.1


                                 July 8, 1997


Infocure Corporation
970 Clairmont Road, Suite 950
Atlanta, Georgia 30329

Gentlemen:

        We have acted as counsel to Infocure Corporation, a Delaware Corporation (the "Company") in connection with the preparation of the Registration Statement No. 333- ____ on form S-4 filed on July 8, 1997 ("Registration Statement") filed by you with the Securities and Exchange Commission. Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

        In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of officers and representatives of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.

        The opinions set forth herein are limited to the laws of the State of Delaware and applicable federal laws.

        Based upon the foregoing, it is our opinion that the shares of Common Stock of the Company, when issued and sold on the terms described in the Registration Statement, will be validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus under the caption "Legal Matters."

                                                Yours truly,

                                                GLASS, McCULLOUGH, SHERRILL &
                                                HARROLD, LLP

                                                By: /s/ Ugo F. Ippolito
                                                   --------------------------